UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2013

KCG HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-54991	38-3898306
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.

545 Washington Boulevard, Jersey City, NJ 07310

(Address of principal executive offices) (Zip Code)

(201) 222-9400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On October 22, 2013, in connection with post-closing merger integration and rationalization of redundancies across the combined firms, KCG Holdings Inc. (“KCG”) commenced a workforce reduction plan. The workforce reduction plan impacted approximately 5% of KCG’s global workforce, all of whom have been notified.

KCG currently estimates that it will recognize a pre-tax charge in connection with the workforce reduction of approximately $9.4 million during the fourth quarter of 2013. The charge is expected to consist of severance, other one-time termination benefits, and other associated costs.

The foregoing contains forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the size of the reduction and the amount and timing of the related charges. Statements regarding future events are based on KCG’s current expectations and are necessarily subject to associated risks related to the completion of the reduction in force in the manner anticipated by KCG. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors, including: KCG’s ability to implement the workforce reductions in various geographies; possible changes in the size and components of the expected costs and charges associated with the plan; and risks associated with KCG’s ability to achieve the benefits of the planned workforce reduction. For information regarding other factors that could cause KCG’s results to vary from expectations, please see the “Risk Factors” section of KCG’s filings with the Securities and Exchange Commission, including its most recent quarterly report on Form 10-Q. KCG undertakes no obligation to revise or update publicly any forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned’s duly authorized signatory.

Dated: October 28, 2013

KCG HOLDINGS, INC.

By:	/s/ John McCarthy
Name:	John McCarthy
Title:	General Counsel and Corporate Secretary